May 4, 2000


Jerry Pulley
2566 Barcelona Drive
Sandy, UT  84093

Dear Jerry,

INT.Net ("Company") is pleased to change your status from Independent Contractor to employee by making the following offer of employment for the position of Executive Vice President, Marketing reporting to Mary Blake, President, effective may 1, 2000. Compensation and benefits are as follows:

         o COMPENSATION - Your annual (see attached notes) base salary will be $125,O00 paid at a rate of $5,208.33 on a semi-monthly basis. Of course, the Company will pay all Company-related payroll taxes previously paid to you as a contractor. The Company's pay periods are from the 1st to the 15th and from the 16th to the end of each month with the check being delivered on the 10th and the 25th of each month, 10 days after the pay period has ended on the 15th and end of each month.

         o STOCK OPTIONS - Your stock option grants in terms of number of shares, strike prices and vesting dates remain as currently agreed in your grant letter of March 30, 2000 plus the following other agreed provisions:

                  o 100% vesting of all shares granted triggerred by a change in ownership control, sale of a majority of assets or termination of your services.

                  o Should it become required, I will take a strong advocacy position in submitting an appropriate resolution(s) to the Board modifying the stock option plan as it applies to you to achieve the following:

                         o Exercise of vested options by you at any time up to five (5) years from vesting date whether you are employed by the Company or not.

                         o Exercise of vested options by your estate for a period up to one (1) year after your death.

         o TRAVEL REIMBURSEMENT - Reflective of your sales/marketing responsibilities and resultant travel schedule, you are entitled to share space in the Company apartment when in Irvine and will be reimbursed for travel and related expenses including rental or leased automobile.

                                                                          /s/ JP

         o TERMINATION - Should the Company terminate your services for other than cause (in the legal sense) you will receive salary continuance for six (6) months plus Company paid benefits over that period.

All services performed by you for the Company will be considered work for hire, as defined by the U.S. Copyright Act of 1976 (17 U.S.C. ss. 101). The Company reserves complete ownership rights to any works produced by you within the scope of your employment and/or with the assistance of the Company's facilities or equipment. By signing this letter, you hereby assign to the Company all interest and ownership in those works, whether published or not, and you agree to execute any further agreements, upon the request of the Company, to perfect such assignment.

No other promises or representations to induce you to accept employment have been made.

Jerry, we at IJNT.net believe that you possess the qualities and skills that will make a valuable contribution to our team.

In acceptance of our offer, please sign below and initial the bottom right hand corner of page one. Please return the original, and retain the other copy for your records. Additionally, please complete both the W-4 and I-9 forms enclosed. You will be required to provide original documents in support of the I-9 to Human Resources on your first day of employment.

Sincerely,

/s/ Mary Blake

Mary Blake
President

Accepted this 4th day of May, 2000.


/s/ Jerry Pulley
---------------------------
Signature: Employee


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